Exhibit 99.1

Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS THIRD QUARTER 2012 RESULTS

– Adjusted EPS increases 57 percent –

YORK, Pennsylvania – October 31, 2012 – Glatfelter (NYSE: GLT) today reported 2012 third quarter adjusted earnings of $19.4 million, or $0.44 per diluted share, compared with $12.8 million, or $0.28 per diluted share, in the 2011 third quarter. On a GAAP basis, third quarter 2012 net income totaled $20.1 million, or $0.46 per share, compared with $13.0 million, or $0.28 per share, in the third quarter of 2011. Consolidated net sales in the third quarter of 2012 totaled $404.4 million, a 2.9 percent decrease from the third quarter of 2011 primarily due to unfavorable foreign currency translation. On a constant currency basis, net sales were slightly higher.

“Our third quarter results reflect solid performance from our Specialty Papers business which delivered top-line growth, again outperforming the broader uncoated freesheet market, and it significantly increased operating income,” said Dante C. Parrini, chairman and chief executive officer. “Additionally, our Composite Fibers and Advanced Airlaid Materials businesses, although challenged by difficult economic conditions in Europe, each reported improved operating results, largely due to lower input costs and our ongoing focus on continuous improvement initiatives. We increased adjusted earnings per share by 57 percent and business unit operating income by 16 percent, reflecting the strength of our diversified business model and our North American market positions. Further, in early October 2012, we completed a $250 million offering of 5.375 percent notes, replacing our existing notes. Together with the 2011 refinancing of our revolving credit facility, this transaction significantly reduces our cost of capital and maintains our very strong financial position.”

Adjusted earnings is a non-GAAP measure that excludes from the Company’s GAAP-based results certain non-core business items. The following table sets forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to non-GAAP adjusted earnings discussed herein:

	For the three months ended September 30
	2012		2011
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$20,099	$0.46	$13,026	$0.28
Conversion of Alternative fuel mixture/Cellulosic biofuel credits	111	—	—	—
Timberland sales and related costs	(859)	(0.02)	(245)	(0.01)

Adjusted earnings	$19,351	$0.44	$12,781	$0.28

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Third Quarter Business Unit Results

Specialty Papers

	For the three months ended September 30
Dollars in thousands	2012	2011	Change

Tons shipped	204,531	199,583	4,948	2.5%
Net sales	$232,620	$225,410	$7,210	3.2%
Energy and related sales, net	1,868	2,840	(972)	(34.2)%
Operating income	21,411	16,965	4,446	26.2%
Operating margin	9.2%	7.5%

On a year-over-year basis, Specialty Papers’ net sales increased 3.2 percent as volumes shipped increased 2.5 percent and higher selling prices contributed $0.7 million.

Specialty Papers’ 2012 third quarter operating income increased $4.4 million, or 26.2 percent compared with the 2011 third quarter due to a $3.5 million benefit from lower input costs, primarily purchased fiber and energy costs. These factors were partially offset by a $1.0 million decline in the net margin from energy and renewable energy credit sales.

Composite Fibers

	For the three months ended September 30
Dollars in thousands	2012	2011	Change

Tons shipped	23,532	24,105	(573)	(2.4)%
Net sales	$110,846	$124,852	$(14,006)	(11.2)%
Operating income	10,293	10,057	236	2.3%
Operating margin	9.3%	8.1%

Composite Fibers’ net sales decreased $14.0 million, or 11.2 percent, primarily due to the translation of foreign currencies, which unfavorably impacted the comparison by $9.2 million, and slightly lower selling prices which adversely impacted the comparison by $0.5 million. Shipping volumes were 2.4 percent lower.

Composite Fibers’ third quarter 2012 operating income increased by $0.2 million in the year-over-year comparison. Lower raw material and energy costs benefited results by $1.8 million. Unfavorable foreign currency translation impacted operating income by $1.0 million in the year-over-year comparison.

Advanced Airlaid Materials

	For the three months ended September 30
Dollars in thousands	2012	2011	Change

Tons shipped	22,809	23,052	(243)	(1.1)%
Net sales	$60,888	$66,232	$(5,344)	(8.1)%
Operating income	4,569	4,133	436	10.5%
Operating margin	7.5%	6.2%

On a year-over-year basis, Advanced Airlaid Materials’ net sales decreased $5.3 million, or 8.1 percent, primarily due to a $4.4 million unfavorable impact from the translation of foreign currencies. Volumes shipped decreased 1.1 percent and lower average selling prices adversely impacted results $1.1 million in the comparison.

Third quarter 2012 operating income increased $0.4 million, or 10.5 percent, compared with the year-ago quarter primarily due to a $2.7 million benefit from lower raw material and energy costs partially offset by lower selling prices and $1.3 million from unfavorable foreign currency translations.

Other Financial Information

Pension expense totaled $2.9 million and $4.1 million for the third quarters of 2012 and 2011, respectively, including a $2.0 million one-time settlement charge recorded in the third quarter of 2011. Since the Company’s qualified plan remains overfunded, a cash contribution is not required to be made in 2012.

Interest expense declined $2.3 million to $4.2 million in the year-over-year comparison reflecting the redemption of $100.0 million of 7 1/8 percent bonds at the end of 2011.

The Company completed the sale of 979 acres of timberlands during the third quarter of 2012 and realized a $1.5 million pre-tax gain.

In the third quarter of 2012, the Company recorded an income tax provision of $6.4 million on adjusted pre-tax earnings resulting in an effective tax rate of 24.9 percent. In the comparable quarter a year ago, the Company recorded an income tax provision of $4.5 million resulting in an effective tax rate of 26.2 percent.

2012 Year-to-date Results

For the first nine months of 2012, adjusted earnings totaled $43.5 million, or $1.00 per diluted share, compared with $31.9 million, or $0.69 per diluted share, in the same period of 2011. On a GAAP basis, the Company reported net income of $52.4 million or $1.20 per diluted share, compared with $33.0 million or $0.71 per diluted share in the same period of 2011. The results of operations for both periods include the impact of significant unusual and non-recurring items. The following table sets forth a reconciliation of results determined on a GAAP basis to adjusted earnings:

	For the nine months ended September 30
	2012		2011
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$52,409	$1.20	$32,953	$0.71
Conversion of Alternative fuel mixture/Cellulosic biofuel credits	(4,329)	(0.10)	—	—
Timberland sales and related costs	(4,554)	(0.10)	(1,895)	(0.04)
Acquisition and integration related costs	—	—	793	0.02

Adjusted earnings	$43,526	$1.00	$31,851	$0.69

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Consolidated net sales for the first nine months of 2012 were $1,186.4 million, a 2.1 percent decrease compared with $1,211.2 million for the same period of 2011, primarily due to unfavorable foreign currency translations.

Balance Sheet and Other Information

Capital expenditures totaled $45.0 million in the first nine months of 2012, including $10.8 million for the Composite Fibers capacity expansion project. For the full year 2012, capital expenditures are estimated to be approximately $85 million, including approximately $25 million to $30 million of the $50 million investment to expand Composite Fibers’ capacity scheduled to be completed in the second quarter of 2013.

Cash and cash equivalents totaled $28.3 million as of September 30, 2012, and net debt was $190.7 million, compared with $188.7 million at the end of 2011. (Refer to the calculation of this measure provided in this release.)

Free cash flow (cash provided by operations less capital expenditures and adjusted to exclude Composite Fibers’ capacity expansion project and the cash impact from alternative fuel mixture and cellulosic biofuel credits) was $23.6 million for the first nine months of 2012 compared with $18.7 million for the first nine months of 2011. (Refer to the calculation of these measures provided in this release.)

In May 2012, the Company announced a two-year, $25 million share buyback program authorized by its Board of Directors. Through September 30, 2012, the Company repurchased 187,975 shares of common stock for approximately $2.9 million.

On October 3, 2012, the Company completed a private placement offering of $250.0 million of 5.375% Senior Notes due 2020. The net proceeds from this offering totaled approximately $246.3 million, after deducting the commissions relating to the offering. The net proceeds were used to redeem $200.0 million aggregate principal amount of outstanding 7.125% notes due November 2016, plus the payment of the applicable redemption premium and accrued interest. The remaining net proceeds were used to repay amounts outstanding under the Company’s revolving credit facility and for general corporate purposes.

Outlook

“I expect the challenging economic conditions will persist throughout the fourth quarter, particularly in Europe, and will therefore continue to impact Composite Fibers’ and, to a lesser extent, Advanced Airlaid Materials’ results. We also expect to see normal seasonality in our business which will adversely impact our results compared to the third quarter,” said Mr. Parrini.

For Specialty Papers, the Company expects shipping volumes to decline slightly in the fourth quarter of 2012 compared with the third quarter of 2012, due to normal seasonality. Selling prices are expected to be slightly lower and input costs are expected to be in line with the third quarter.

The Company anticipates Composite Fibers’ shipping volumes to be approximately 5 percent lower in the fourth quarter compared to the third quarter due to normal seasonality and soft economic conditions in Europe, while selling prices and input costs are expected to be generally in line with the third quarter of 2012. As a result of the October 2012 fire sustained at its Scaer, France facility, the Company expects to incur costs approximating $4 million to $6 million related to repairs, cleaning and downtime due to the incident. Although the fire is expected to be covered by insurance, the timing of recording costs versus recognition of the insurance recovery is likely to be different under applicable accounting standards.

Shipping volumes for the Advanced Airlaid Materials business unit in the fourth quarter of 2012 are expected to be slightly lower than the third quarter of 2012. Average selling prices are expected to be slightly lower driven by lower input costs in the fourth quarter compared with the third quarter.

In addition, the Company expects to take its normal seasonal downtime in the fourth quarter of 2012.

In connection with the previously announced refinancing of $200.0 million of its 7.125 percent senior notes, the Company expects to record a charge totaling approximately $5.0 million, after-tax, related to an early redemption premium and the write-off of unamortized deferred financing costs. The Company replaced these notes with the issuance of $250 million of 5.375 percent senior notes due October 2020.

Conference Call

As previously announced, the Company will hold a conference call at 2:00 p.m. (Eastern) today to discuss its third quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations web site at the address indicated below. Information related to the conference call is as follows:

When:	Wednesday, October 31, 2012, 2:00 p.m. (EDT)

Number:	US dial 888.335.5539 International dial 973.582.2857

Conference ID:	37604878

Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx

Rebroadcast Dates:	October 31, 2012, 5:00 p.m through November 14, 2012, 11:59 p.m.

Rebroadcast Number:	Within US dial 855.859.2056 International dial 404.537.3406

Conference ID:	37604878

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company use words such as “anticipates”, “believes”, “expects”, “future”, “intends” and similar expressions to identify forward-looking statements. Any such statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which it does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, technological changes and innovations, market growth rates, cost reduction initiatives, the cost, and successful design and construction, of the Composite Fibers capacity expansion project, the incurrence of unforeseen costs associated with the repair of equipment and clean-up due to the fire at the Scaer facility, our ability to supply this facility’s customers, and the coverage provided by insurance for this incident and other factors. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and fiber-based engineered materials, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, a representative office in China and a sales and distribution office in Russia. Glatfelter’s sales approximate $1.6 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended September 30		Nine months ended September 30
In thousands, except per share	2012	2011	2012	2011

Net sales	$404,354	$416,493	$1,186,399	$1,211,249
Energy and related sales, net	1,867	2,840	5,358	7,887

Total revenues	406,221	419,333	1,191,757	1,219,136
Costs of products sold	347,029	364,417	1,030,717	1,066,553

Gross profit	59,192	54,916	161,040	152,583

Selling, general and administrative expenses	29,380	31,430	89,460	94,520
Gains on dispositions of plant, equipment and timberlands, net	(1,473)	(698)	(8,471)	(3,902)

Operating income	31,285	24,184	80,051	61,965
Non-operating income (expense)
Interest expense	(4,152)	(6,456)	(12,580)	(19,377)
Interest income	106	134	332	491
Other – net	(4)	(137)	295	(405)

Total other income (expense)	(4,050)	(6,459)	(11,953)	(19,291)

Income before income taxes	27,235	17,725	68,098	42,674
Income tax provision	7,136	4,699	15,689	9,721

Net income	$20,099	$13,026	$52,409	$32,953

Earnings per share
Basic	$0.47	$0.29	$1.22	$0.72
Diluted	0.46	0.28	1.20	0.71

Cash dividends declared per common share	$0.09	$0.09	$0.27	$0.27

Weighted average shares outstanding
Basic	42,837	45,299	42,814	45,813
Diluted	43,667	45,839	43,595	46,341

Business Unit Financial Information

(unaudited)

Three months ended September 30
In millions	Specialty Papers		Composite Fibers		Advanced Airlaid Materials		Other and Unallocated		Total
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
Net sales	$232.6	$225.4	$110.8	$124.9	$60.9	$66.2	—	—	$404.4	$416.5
Energy and related sales, net	1.9	2.8	—	—	—	—	—	—	1.9	2.8

Total revenue	234.5	228.2	110.8	124.9	60.9	66.2	—	—	406.2	419.3
Cost of products sold	199.1	198.6	91.2	104.6	54.1	59.2	2.6	2.0	347.0	364.4

Gross profit (loss)	35.4	29.6	19.7	20.3	6.8	7.0	(2.6)	(2.0)	59.2	54.9
SG&A	14.0	12.6	9.4	10.2	2.2	2.9	3.9	5.7	29.4	31.4
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	—	—	(1.5)	(0.7)	(1.5)	(0.7)

Total operating income (loss)	21.4	17.0	10.3	10.1	4.6	4.1	(5.0)	(7.0)	31.3	24.2
Non-operating income (expense)	—	—	—	—	—	—	(4.1)	(6.5)	(4.1)	(6.5)

Income (loss) before income taxes	$21.4	$17.0	$10.3	$10.1	$4.6	$4.1	$(9.0)	$(13.4)	$27.2	$17.7

Supplementary Data
Net tons sold	204.5	199.6	23.5	24.1	22.8	23.1	—	—	250.9	246.7
Depreciation, depletion and amortization	$9.2	$9.2	$5.7	$6.2	$2.1	$2.1	—	—	$17.1	$17.5
Capital expenditures	5.4	6.7	7.5	5.7	1.4	4.3	0.1	—	14.4	16.8

Nine months ended September 30
In millions	Specialty Papers		Composite Fibers		Advanced Airlaid Materials		Other and Unallocated		Total
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
Net sales	$670.5	$662.6	$331.4	$356.5	$184.5	$192.2	—	—	$1,186.4	$1,211.2
Energy and related sales, net	5.4	7.9	—	—	—	—	—	—	5.4	7.9

Total revenue	675.9	670.5	331.4	356.5	184.5	192.2	—	—	1,191.8	1,219.1
Cost of products sold	585.2	592.5	273.5	295.1	164.3	174.3	7.8	4.6	1,030.7	1,066.6

Gross profit (loss)	90.7	78.0	57.9	61.3	20.2	17.9	(7.8)	(4.6)	161.0	152.6
SG&A	41.3	38.9	28.8	29.6	7.2	8.3	12.2	17.7	89.5	94.5
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	—	—	(8.5)	(3.9)	(8.5)	(3.9)

Total operating income (loss)	49.4	39.1	29.1	31.7	13.0	9.6	(11.5)	(18.4)	80.1	62.0
Non-operating income (expense)	—	—	—	—	—	—	(12.0)	(19.3)	(12.0)	(19.3)

Income (loss) before income taxes	$49.4	$39.1	$29.1	$31.7	$13.0	$9.6	$(23.4)	$(37.7)	$68.1	$42.7

Supplementary Data
Net tons sold	587.1	590.1	69.2	70.0	67.9	66.9	—	—	724.2	726.9
Depreciation, depletion and amortization	$27.1	$26.7	$17.6	$18.7	$6.5	$6.4	—	—	$51.1	$51.8
Capital expenditures	19.1	20.0	22.9	16.2	2.8	8.4	0.2	—	45.0	44.6

The clerical accuracy of the amounts set forth above may be affected by, or the amounts may not agree to the consolidated financial statements included herein due to, rounding.

Selected Financial Information

(unaudited)

	Nine months ended September 30
In thousands	2012	2011

Cash Flow Data
Cash provided (used) by:
Operating activities	$48,465	$81,136
Investing activities	(36,302)	(40,200)
Financing activities	(22,397)	(39,495)

Depreciation, depletion and amortization	51,123	51,779
Capital expenditures	45,027	44,642

	September 30	December 31
	2012	2011
Balance Sheet Data
Cash and cash equivalents	$28,322	$38,277
Total assets	1,184,035	1,136,925
Total debt	219,000	227,000
Shareholders’ equity	545,917	490,404

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the company’s fundamental business in relation to prior periods. The performance of the company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins, overhead, and operating margins, among others. Alternative fuel mixture and cellulosic biofuel credits, gains on the sale of timberlands, and acquisition and integration related costs are excluded from the company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the company’s core business, and will only impact the company’s financial results for a limited period of time. Alternative fuel mixture and cellulosic biofuel credits and gains from timberland sales are distinct from revenues generated from product sales. Unlike items such as cost of raw materials and overhead costs, acquisition and integration related costs are unique items that do not represent direct costs incurred in the manufacture and sale of the company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the company for the applicable period and, therefore, does not present a complete picture of the company’s results of operations for the respective period. However, non-GAAP adjusted earnings provide a measure of how the company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Free cash flow and net debt are also non-GAAP financial measures, however, the calculation of each is derived directly from information included in the company’s GAAP based consolidated financial statements. The company believes these provide meaningful measures of the company’s financial position and of its ability to generate sufficient levels of cash flow to support its business strategies.

The following tables set forth the calculations of free cash flow and net debt.

Calculation of Free Cash Flow	Nine months ended September 30
In thousands	2012	2011

Cash from operations	$48,465	$81,136
Less: Capital expenditures	(45,027)	(44,642)
Add back: Composite Fibers capacity expansion	10,765	—
Exclude: Cellulosic biofuel/Alternative fuel mixture credits	9,387	(17,833)

Adjusted Free cash flow	$23,590	$18,661

Net Debt	September 30	December 31
In thousands	2012	2011

Short term debt	$—	$—
Long term debt	219,000	227,000

Total	219,000	227,000
Less: Cash	(28,322)	(38,277)

Net Debt	$190,678	$188,723

Non-GAAP adjusted earnings, free cash flow and net debt should not be considered in isolation from, or as substitutes for, measures of financial performance prepared in accordance with GAAP.